Exhibit 10.28

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of December 14, 2013, between McGraw-Hill Global Education Holdings, LLC (the “Company”), and David Levin, an individual (the “Executive”), effective as of the Effective Date (as defined in Section 3).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company on the terms and conditions contained in this Agreement; and

WHEREAS, the Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants herein, is a material inducement to the Company’s willingness to grant stock options and provide the other compensation set forth herein to the Executive, and the Company would not otherwise grant such stock options or provide such compensation to the Executive if the Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. As used herein:

(a) “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

(b) “Board” means the Board of Directors of Holdings.

(c) “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Executive Severance Plan” means the Georgia Holdings, Inc. Executive Severance Plan, as may be amended from time to time.

(e) “Fiscal Year” means the fiscal year of the Company ending December 31, 2014 and each subsequent fiscal year of the Company ending December 31.

(f) “Holdings” means Georgia Holdings, Inc., a Delaware corporation.

(g) “Joinder” has the meaning ascribed thereto under the Stockholders’ Agreement.

(h) “Person” means “person” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended.

(i) “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of March 22, 2013 by and among Holdings and the other stockholders party thereto, as the same may thereafter be amended from time to time in accordance with its terms.

2. Position and Duties.

(a) During the Term (as defined below), the Executive shall serve (i) as the Chief Executive Officer of the Company, (ii) as a member of the Board and of the Board of Directors of the Company, and (iii) as a director or officer of any of the Company’s Affiliates as may be designated from time to time by the Board. As Chief Executive Officer of the Company, the Executive shall report to, and only to, the Board or such other member of the Board or other designee as the Chairman of the Board may from time to time direct, provided that any such member of the Board or other designee is a senior manager of Apollo Management, L.P. or its affiliates. Further, the Executive shall have the duties, authority and responsibilities commensurate with his positions and such other duties, not inconsistent with such position, as may be assigned by the Board. The Executive shall devote substantially all of his business time to the performance of his duties under this Agreement and the advancement of the business and affairs of the Company, and shall not act in any capacity that is in conflict with the Executive’s duties and responsibilities hereunder. The Executive shall be subject to, and shall comply in all material respects with, the policies of the Company applicable to him.

(b) The Executive shall not become engaged in or render services for any Person other than the Company and its Affiliates, except to the extent expressly provided in this Section 2(b). The Executive shall be entitled to (i) serve on civic, charitable, educational, religious, public interest, public service boards and, with the consent of the Board, one for-profit board, and (ii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder as determined by the Board in good faith, are not in conflict with the business interests of the Company or its Affiliates, or otherwise compete with the business of the Company or its Affiliates.

3. Term. (a) Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment, effective as of a date (the “Effective Date”) to be mutually agreed upon by the parties, but not later than April 9, 2014. If the Executive fails to commence employment on or before April 9, 2014, this Agreement shall terminate automatically unless the Company otherwise agrees in writing, and the Executive shall not be entitled to any benefits or rights under this Agreement.

(b) This Agreement and the Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the third anniversary of the Effective Date (the “Initial Expiration Date”), provided, however, that the Executive’s employment shall automatically renew for an additional period of one year on the Initial Expiration Date and each one year anniversary of the Initial Expiration Date thereafter, unless and until either the Company or the Executive provides written notice of non-renewal to the other party at least ninety (90) days before the Initial Expiration Date or such applicable anniversary thereof; provided, further, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 5. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.”

4. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive shall receive an annual base salary in an amount equal to $1,000,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time.

(b) Annual Bonus.

(i) In respect of each Fiscal Year during the Term, the Executive shall be eligible to receive an annual cash performance bonus under the Company’s annual bonus plan (as in effect from time to time for senior executives) (an “Annual Bonus”), subject to the achievement of pre-established performance criteria and the Executive’s continued employment through the applicable payment date. The performance targets shall be determined annually by the Board in its sole discretion, upon consultation with the Executive. The Executive’s target Annual Bonus opportunity shall be equal to 100% of Base Salary and his maximum Annual Bonus opportunity shall be equal to 200% of Base Salary, it being understood that (i) the target and maximum Annual Bonus opportunities shall be calculated using the Base Salary as in effect at the beginning of the applicable performance period, and (ii) the actual amount of any Annual Bonus may be greater or less than the target amount (but not greater than the maximum amount) depending upon actual achievement of the performance criteria for the relevant Fiscal Year.

(ii) The determination of the performance targets shall be determined by the Board in its sole discretion, following consultation with the Executive. The determination of the level of achievement of the applicable performance targets, and the actual amount of any Annual Bonus for any given Fiscal Year shall be determined by the Board in its good faith discretion after the end of the applicable Fiscal Year. Any Annual Bonus payable to the Executive shall be paid to him in the Fiscal Year following the Fiscal Year to which such Annual Bonus relates when annual bonuses for that Fiscal Year are paid to other senior executives of the Company generally, subject to the Board’s receipt of the audited financial statements of the Company for the applicable Fiscal Year and the Board’s determinations of the achievement of the performance targets and bonus payout amounts due in respect of such Fiscal Year, but in any event shall be paid not later than March 15 of the Fiscal Year following the Fiscal Year to which such Annual Bonus relates.

(c) Equity. To the extent the Executive’s prior employer has accelerated the vesting of his equity awards that were otherwise scheduled to vest after the Effective Date, then as soon as practicable following the Executive’s receipt of such vested equity awards, the Executive shall co-invest in Holdings the after-tax proceeds of the amount of such vested equity awards (which as of the date hereof is approximately anticipated to be $350,000), pursuant to the terms of the subscription agreement attached as Exhibit A (the “Co-Investment”). If no such acceleration occurs, then the Co-Investment shall not be required except as the parties may otherwise agree. On or as promptly as practicable following the Effective Date, the Company shall cause Holdings to grant to the Executive an option to purchase common stock of Holdings (the “Option”), pursuant to the terms and conditions of the Management Equity Plan of Holdings (the “Equity Plan”) and the Grant Certificate attached as Exhibit B (the “Option Grant Certificate”).

(d) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers (which shall include appropriate itemization and substantiation of expenses incurred).

(e) Benefits and Perquisites.

(i) During the Term, the Executive shall be entitled to participate in bonuses plans and programs, equity or equity-based plans and programs, savings and retirement plans, welfare and insurance plans, and other employee benefit plans practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company, subject to the terms and conditions of such plans practices, policies, programs.

(ii) In addition, the Company shall provide the Executive, in respect of each Fiscal Year during the Term, (A) an annual health exam fully paid for by the Company, (B) reimbursement of annual health club membership fees, (C) reimbursement of the fees and costs incurred by the Executive in connection with PricewaterhouseCoopers’ preparation of the Executive’s annual tax returns, subject to a maximum of $10,000 per Fiscal Year, and (D) reimbursement by March 15, 2014 of the fees and costs incurred by the Executive in the 2013 and 2014 Fiscal Year in connection with the engagement of an education consultant for the Executive’s child, subject to a maximum of $5,000; provided, that any such fees and costs are incurred, and invoices evidencing such fees and costs are submitted, prior to March 15, 2014.

(iii) The reimbursements payable under clauses (B), (C) and (D) of Section 4(e)(ii) above are payable within thirty (30) days following the Executive’s submission to the Company of invoices evidencing such fees and costs.

(iv) For the avoidance of doubt, the benefits described under Section 4(e)(ii) above shall be classified as personal income to the Executive and be subject to all applicable withholding taxes, and shall discontinue effective as of the Executive’s termination of employment for any reason; provided, that the reimbursement set forth in clause (C) of Section 4(e)(ii) shall be made available in respect of the Fiscal Year in which the termination of the Executive’s employment occurs and all prior Fiscal Years during the Term.

(f) Relocation; Housing Allowance.

(i) The Executive’s principal place of employment shall be at the Company’s headquarters at a location prescribed by the Company, which, as of the Effective Date, is in New York, New York. The Company shall make available to the Executive comprehensive relocation benefits, consisting of (A) temporary housing for the Executive and his family for up to four (4) months following the Effective Date; provided, that such temporary housing shall be made available to the Executive not later than the week prior to the Effective Date; (B) such additional amount as is necessary to “gross up” the temporary housing benefits provided under clause (A), the first two (2) months under Section 4(f)(ii) below, and the benefits provided under clauses (C), (D) and (E) below so that the economic benefit to the Executive is the same as if such payments were provided to him on a non-taxable basis (such amount to be paid to the Executive promptly but, in any event, no later than by the end of the calendar year next following the calendar year in which the Executive remits the income tax due in respect of these temporary housing benefits); (C) moving costs for the Executive’s and his family’s household goods; (D) realtor fees in connection with the lease by Executive of his new apartment in New York City, New York; and (E) such other relocation costs or benefits as may be in good faith agreed upon by the Company and the Executive. The relocation benefits described under this Section 4(f)(i) are subject to reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

(ii) In addition, the Company shall provide the Executive monthly housing allowance equal to $20,000 payable over the first fourteen (14) months following the end of the four-month temporary housing period referenced in clause (A) of Section 4(f)(i) above, such housing allowance to be paid in accordance with the Company’s normal payroll procedures in effect during such time.

(iii) The Company shall promptly reimburse the Executive for the costs incurred by the Executive’s spouse for roundtrip business-class travel on a commercial airline from the London, United Kingdom area to the New York, New York area. The maximum number of trips to be reimbursed pursuant to the preceding sentence is one flight per month during the Term. Such reimbursements shall be subject to the expense reimbursement policies and procedures then in effect and established by the Company for its senior executive officers (which shall include appropriate itemization and substantiation of expenses incurred).

(iv) For the avoidance of doubt, (A) the benefits under this Section 4(f) shall be classified as personal income to the Executive and be subject to all applicable withholding taxes, and (B) the benefits under Section 4(f)(i)(A), (B) and (E), Section 4(f)(ii) and Section 4(f)(iii) shall discontinue effective as of the Executive’s termination of employment for any reason; provided, however, that if the Executive’s employment is terminated by the Company without Cause (as defined in the Executive Severance Plan) or by the Executive for Good Reason (as defined in the Executive Severance Plan, as modified pursuant to Section 5(c) herein), and such termination is effective prior to July 15, 2015, then the benefits under Section 4(f)(i)(A), (B) and (E) and Section 4(f)(ii), as

applicable, shall continue through July 15, 2015, and the Company shall further pay directly or reimburse the Executive for moving costs for the Executive’s and his family’s household goods to the United Kingdom and make available such other relocation costs or benefits as may be in good faith agreed upon by the Company and the Executive.

(g) Vacation. During the Term, the Executive shall be entitled to twenty (20) days paid vacation each calendar year, in accordance with the Company’s vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(h) Attorneys’ Fees. The Company shall pay directly or reimburse the Executive for the attorneys’ fees and costs incurred by him in connection with the drafting, review and negotiation of this Agreement, subject to a maximum of $25,000 in the aggregate, within thirty (30) days following the Executive’s submission to the Company of invoices evidencing such fees and costs.

5. Termination.

(a) This Agreement and the Executive’s employment hereunder may be terminated on or prior to the Expiration Date (i) upon the Executive’s death, (ii) by the Company with or without Cause (as defined in the Executive Severance Plan), (iii) by the Executive for Good Reason (as defined in the Executive Severance Plan) or by the Executive without Good Reason upon ninety (90) days’ prior written notice to the Company. A termination of the Executive’s employment upon the expiration of the Term due to the Company’s nonrenewal pursuant to Section 3(b) shall be treated as a termination by the Company without Cause effective as of the expiration date of the Term.

(b) Upon any termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Company shall provide the Executive the opportunity, if necessary for the Executive to maintain his immigration visa status, to continue services to the Company and its Affiliates as a consulting/part-time employee until the earlier of (x) the end of the applicable school-year in which the Executive’s termination of employment occurs (such school year to be determined based on the Executive’s son’s then-current schooling), or (y) the date that the Executive commences employment with a subsequent employer. The amount of such services shall be provided at 20% of the average level of services the Executive provided over the thirty-six (36) months immediately preceding his termination of employment (or such shorter period during such he was employed). Any compensation payable for such services, the capacity and responsibilities of the Executive’s continued services, and other terms and conditions shall be mutually agreed upon by the Company and the Executive at the time of the Executive’s termination of employment, provided that any compensation payable for such services shall offset and reduce dollar-for-dollar any severance payments or benefits payable to the Executive, such offsets and reductions to occur at the same time and in respect of the same period that such severance payments or benefits would be payable.

(c) Effective as of the Effective Date, the Executive shall be a participant in the Executive Severance Plan. As a participant in the Executive Severance Plan, the Executive may be entitled to certain payments and benefits as set forth thereunder in the event of a

“Qualifying Termination” (as defined in the Executive Severance Plan), subject to the terms and conditions of the Executive Severance Plan; provided, that the following modifications to the Executive Severance Plan shall apply to the Executive only:

(i) The definition of “Good Reason” shall include any material adverse change to the Executive’s title or reporting relationship;

(ii) If the Qualifying Termination occurs on or prior to July 15, 2015, then (A) “Cash Severance” shall mean “cash severance payable over the Severance Period in accordance with the Company’s payroll practices in effect from time to time, equal to the sum of (i) two times the Participant’s Annual Base Salary, and (ii) two times the Participant’s Target Annual Bonus”; (B) the “Severance Period” shall mean “the 24-month period following the Qualifying Termination”; and (C) the acceleration of severance payments and benefits beyond a 12-month Severance Period as contemplated in Section 2.4 of the Executive Severance Plan shall not apply to the Executive;

(iii) If the Qualifying Termination occurs after July 15, 2015 but on or prior to July 15, 2017, then (A) “Cash Severance” shall mean “cash severance payable over the Severance Period in accordance with the Company’s payroll practices in effect from time to time, equal to the sum of (i) two times the Participant’s Annual Base Salary, and (ii) the Participant’s Target Annual Bonus”; (B) the “Severance Period” shall mean “24-month period following the Qualifying Termination”; and (C) the acceleration of severance payments and benefits beyond a 12-month Severance Period as contemplated in Section 2.4 of the Executive Severance Plan shall not apply to the Executive; and

(iv) In the event of any dispute, claim or controversy between the Executive and Holdings (or its successor) relating to the Executive’s entitlements or obligations under the Executive Severance Plan, then notwithstanding anything to the contrary in the Executive Severance Plan, any decisions, determinations or interpretations by or of the Plan Administrator (as defined in the Executive Severance Plan) shall be subject to de novo review and shall not afforded any special deference. The dispute resolution provisions set forth in Section 21 of this Agreement shall govern any such disputes, claims or controversies, in lieu of the dispute resolution provisions or claim procedures of the Executive Severance Plan.

6. Section 409A Compliance.

(a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder will be either exempt from Section 409A, or if such payments could constitute “deferred compensation” within the meaning of Section 409A, compliant with Section 409A. Notwithstanding the foregoing, the Company shall not be liable to, and the Executive shall be solely liable and responsible for, any taxes or penalties that may be imposed on such Executive under Section 409A of the Code with respect to the Executive’s receipt of payments hereunder.

(b) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. To the extent that any of the payments or benefits provided for hereunder are deemed to constitute nonqualified deferred compensation benefits subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A, and any termination of the Executive’s employment triggering payment of benefits hereunder must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or Affiliates at the time the Executive’s employment terminates), any benefits payable under this Agreement or the Executive Severance Plan that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(c) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(d) If the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under this Agreement or the Executive Severance Plan that constitute nonqualified deferred compensation under Section 409A shall be delayed until the earlier of (A) the business day following the six (6) month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A. On the earlier of (A) the business day following the six (6) month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of such nonqualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under this Agreement or the Executive Severance Plan.

7. Excess Parachute Payments.

(a) In the event that the Executive becomes entitled to payments or benefits under this Agreement, the Option and/or any other payments or benefits by reason of a “change of control” as defined in Section 280G of the Code and regulations thereunder (collectively, the “Payments”), and any such Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company (the “Accounting Firm”), the amount of the Executive’s Payments shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Executive, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Executive with respect thereto, would be greater if no Excise Tax were imposed.

(b) If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments” (as defined in Section 280G of the Code). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards, and the acceleration of the vesting of full shares shall be cancelled before the acceleration of the vesting of options.

(c) All determinations required to be made under this Section 7 will be made by the Accounting Firm. Any determination by the Accounting Firm will be binding upon the Company and the Executive. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 7 shall be borne by the Company.

(d) Notwithstanding the foregoing and to the extent no stock of the Company is then readily tradable on an established securities market or otherwise, the Company shall use its reasonable good faith efforts to submit for stockholder approval any Payments that could be subject to the Excise Tax, under procedures intended to comply with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, Q&A 7 (or such replacement or successor provision thereto). The Company’s obligation to submit such Payments to stockholders shall be conditioned on the Executive executing a waiver of such Payments so that the stockholders’ vote will determine whether such Payments are made. The materials submitted to stockholders and the Executive’s waiver shall be in such form as the Company may prescribe. For the avoidance of doubt, any reasonable good faith effort by the Company to submit any Payments for stockholder approval pursuant to this Section 7(d) shall not require the Company to conduct any electioneering or to encourage or direct stockholders’ votes in any way.

8. Confidentiality and Restrictive Covenants.

(a) Confidentiality of this Agreement. The Executive hereby agrees that, except as required by law as requested by taxing authorities, or to enforce the terms of this or related agreements, the Executive will not disclose to any Person other than the Executive’s spouse and legal, financial and other advisors (if any) the size of the grant of the Option or any of the terms or provisions hereof (other than notifications to subsequent or prospective employers of restrictive covenants to which the Executive is subject) without the prior approval of the Company. The Executive further agrees that any disclosure to the Executive’s financial or legal advisors shall only be made after such advisors, to the extent they are not already covered by ethical restraints, acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(b) Other Restrictive Covenants. The Executive acknowledges and agrees that he shall be subject to and bound by the confidentiality, noncompetition, nonsolicitation and other restrictive covenants set forth in Sections 4 and 5 of the Executive Severance Plan, which are incorporated herein by reference, mutatis mutandis (the “Restrictive Covenants”); provided, however, that the “Non-Compete Period” as defined in the Executive Severance Plan shall be modified as it applies to the Executive, to mean the term of the Executive’s employment with the Company or any of its Affiliates and for a period of two years thereafter (provided, that if the Executive is required to give advance notice to the Company or its Affiliates of his or her resignation under the Executive Severance Plan, then such two-year period shall commence on the date such notice is actually given by the Executive). For the avoidance of doubt, the Executive shall be bound by the Restrictive Covenants regardless of whether he becomes entitled to any payments or benefits under the Executive Severance Plan.

9. Representations of Executive; Advice of Counsel. (a) The Executive represents, warrants and covenants that as of the date hereof: (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

(b) The Executive represents that, prior to execution of this Agreement, the Executive has been advised by an attorney of Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

10. Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses as a result of any claim, action, suit, arbitration or other proceeding (whether civil, criminal, administrative or investigative) (each a “Proceeding”), or any threatened Proceeding, against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any Affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive to repay such amount if it shall ultimately (in a final, non-appealable judgment) be determined that the Executive is not entitled to be indemnified by the Company; provided that the Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, further, that the Executive shall not be entitled to any such indemnification (A) in respect of any Proceeding based upon or attributable to the Executive gaining in fact any personal profit or advantage to which he is not entitled, or resulting from the Executive’s fraudulent, dishonest or willful misconduct, breach of fiduciary duty, gross negligence or other act or omission constituting Cause, in each case to the extent so determined in a final non-appealable judgment, (B) to the extent the Executive has already received indemnification or payment pursuant to the Company’s operating agreement or other governing documents, directors’ and officers’ liability policy or otherwise or (C) in respect of any Proceeding initiated by the Executive, unless the Company has joined in or the Board has authorized such Proceeding. During the Term, the Company also shall provide the Executive with coverage under directors’ and officers’ liability policy to the highest extent that it provides such coverage to its other current executive officers and directors, and after the Term, the Company shall provide the Executive with coverage under directors’ and officers’ liability policy to the highest extent provided from time to time to the Company’s current or former executive officers and directors; provided, however, that the Company’s obligation to provide such coverage to the Executive after the Term shall cease to the extent the Company ceases to provide such coverage to any former officers or directors. If the Executive has any knowledge of any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such Proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a Proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 10 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

11. Withholding Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

12. Assignment; Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of the Executive, and any assignment in violation of this Agreement shall be void. The Company shall assign this Agreement to any Person in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, such Person or transfer all or substantially all of its properties or assets to such Person.

(b) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of the Executive’s death, the Executive’s estate and heirs in the case of any payments due to the Executive hereunder).

(c) The Executive acknowledges and agrees that all of the Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns. The Company also acknowledges and agrees that all of the Company’s covenants and obligations to the Executive, as well as the rights of the Executive hereunder, shall run in favor of and shall be enforceable by the Executive and his successors and assigns.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right of power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

18. Interpretation. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

19. Integration. This Agreement, together with the Restrictive Covenants (i.e., Sections 4 and 5 of the Executive Severance Plan) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter.

20. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

21. Arbitration; Waiver of Jury Trial.

(a) Except as provided in Sections 21(b) and 21(c) below, any dispute, claim or controversy arising under, out of, or in connection with or in relation to this Agreement, or any breach, termination or validity thereof, shall be finally determined and settled by arbitration in New York, New York in accordance with the applicable rules of the American Arbitration Association in effect at the time of arbitration, and judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets. Any review by an arbitrator pursuant to this Section 21 shall be de novo. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. Unless and only to the extent prohibited by applicable law, the parties agree to maintain all aspects of any arbitration proceedings, findings and decisions (whether by arbitrator or court) strictly confidential. To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party. In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 21(a), each party shall pay its own attorneys’ fees and expenses regardless of whether there is a prevailing party in the opinion of the arbitrator deciding such action or the court in which any such arbitration award is entered, provided, that the arbitrator may in its discretion award costs, including reasonable legal fees and expenses, to the Executive if it determines that to be appropriate.

(b) Notwithstanding the foregoing, (i) the Executive agrees that it would be difficult to measure any damages caused to the Company and its Affiliates which might result from any breach by the Executive of the Restrictive Covenants, and that in any event, money damages would be an inadequate remedy for any such breach, and (ii) the Company agrees that it would be difficult to measure any damages caused to the Executive for its breach of Section 4.4 of the Executive Severance Plan. Accordingly, (A) if the Executive breaches, or proposes to breach, the Restrictive Covenants, the Company and its Affiliates shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party, and (B) if the Company breaches, or proposes to breach, Section 4.4 of the Executive Severance Plan, the Executive shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party.

(c) The Executive and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of the State of New York, New York County, in the event of any breach or threatened breach by the Executive of the Restrictive Covenants, and each waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 21(d).

22. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MCGRAW HILL GLOBAL EDUCATION HOLDINGS, LLC

By:	/s/ Patrick Milano
Name: Patrick Milano Title: Executive Vice President and CFO / CAO

[Signature Page to David Levin Employment Agreement]

/s/ David Levin
David Levin

[Signature Page to David Levin Employment Agreement]

Exhibit A

Subscription Agreement

[See attached.]

Exhibit B

Option Grant Certificate

[See attached.]

March 31, 2014

Mr. David Levin

c/o McGraw-Hill Education

2 Penn Plaza, 20th floor

New York, NY 10121

Re:	Employment Agreement

Dear David:

Reference is made to the Employment Agreement (“Employment Agreement”) dated as of December 14, 2013 between McGraw-Hill Global Education Holdings, LLC and Executive. Capitalized terms that are used and not defined herein have the meanings given to them in the Employment Agreement.

This letter represents the parties’ agreement to amend the Employment Agreement as follows:

1.	For purposes of Section 3(a) of the Employment Agreement, it is agreed that the Effective Date is March 31, 2014.

2.	Section 4(e)(ii) of the Employment Agreement is hereby restated in its entirety as follows:

“ In addition, the Company shall provide the Executive, in respect of each Fiscal Year during the Term (except as otherwise provided), (A) an annual health exam fully paid for by the Company, (B) reimbursement of annual health club membership fees, (C) reimbursement of the fees and costs incurred by the Executive in connection with PricewaterhouseCoopers’ preparation of the Executive’s annual tax returns, provided that for Fiscal Year 2014 such reimbursement will also include the fees and costs incurred by the Executive’s spouse in connection with PricewaterhouseCoopers’ preparation of her annual tax returns, subject to an aggregate maximum of $20,000 for the 2014 Fiscal Year and a maximum of $10,000 for each subsequent Fiscal Year, (D) reimbursement by March 15, 2014 of the fees and costs incurred by the Executive in the 2013 and 2014 Fiscal Year in connection with the engagement of an education consultant for the Executive’s child, subject to a maximum of $5,000; provided that any such fees and costs are incurred, and invoices evidencing such fees and costs are submitted, prior to March 15, 2014, (E) for the 2014 Fiscal Year reimbursement of the fees and costs incurred by the Executive’s wife in connection with PricewaterhouseCoopers’ provision of tax strategy and tax planning to her in relation to her United Kingdom business holdings, subject to a maximum of $35,000, provided that invoices evidencing such fees and costs are provided to the Company and (F) for the 2014 Fiscal Year reimbursement of the fees and costs incurred by the Executive in connection with The Red House financial advisors’ services to Executive in connection with the transfer of Executive’s pension investments from the United Kingdom to the United States, provided that invoices evidencing such fees and costs are provided to the Company.”

3.	Section 4(f)(ii) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

“In addition, the Company shall provide the Executive a monthly housing allowance equal to $20,000 payable over the first seventeen (17) months following the end of the temporary housing period referenced in clause (A) of Section 4(f)(i) above on the basis that such temporary housing period will end on April 30, 2014, such housing allowance to be paid in accordance with the Company’s normal payroll procedures in effect during such time. In the event of the Executive’s death at any time during the eighteen (18) month period following the Effective Date, the Company will continue to provide the Executive’s spouse (or in the event of the contemporaneous death of both the Executive and his spouse, the Executive’s youngest child) with (i) access to the temporary housing specified in Section 4(f)(i)(A) if relevant and to the extent the Executive’s death occurs within four (4) months of the Effective Date; and (ii) the $20,000 monthly housing allowance specified in this Section 4(f)(ii) through the first to occur of (x) the date that is eighteen (18) months after the Effective Date and (y) the date that is six (6) months from the date of Executive’s death.”

4.	The penultimate sentence of Section 6(b) of the Employment Agreement is hereby amended by adding the following immediately preceding the end thereof: “,and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses.”

5.	Except as expressly modified hereby, all provisions in the Employment Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

MCGRAW-HILL GLOBAL EDUCATION
HOLDINGS, LLC

By:	/s/ Patrick Milano
Name: Patrick Milano
Title: Executive VP - CFO

/s/ David Levin
David Levin